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[BANK OF AMERICA LOGO]                                            Exhibit 10.28
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                                                         AMENDMENT TO DOCUMENTS

                   AMENDMENT NO. 5 TO BUSINESS LOAN AGREEMENT

    This Amendment No. 5 (The "Amendment") dated as of April 10, 2000, is between Bank of America, N.A. (the "Bank"), formerly Bank of America National Trust and Savings Association, and Tab Products Co. (the "Borrower").

                                   RECITALS

    A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of November 1, 1998, as previously amended
(the "Agreement").

    B.  The Bank and the Borrower desire to further amend the Agreement.

                                   AGREEMENT

    1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

    2.  AMENDMENTS. The Agreement is hereby amended as follows:

        2.1 The Bank has changed the name of the "Reference Rate" to the "Prime Rate." The term "Reference Rate" is therefore amended to read "Prime Rate" throughout the Agreement.

        2.2 In Paragraph 1.1 of the Agreement, the amount "Five Million Dollars ($5,000,000)" is substituted for the amount "Fifteen Million Dollars ($15,000,000)."

        2.3 Paragraph 9.2(b) of the Agreement is amended to read in its entirety as follows:

             "(b) Within 20 days of the period's end (including the last period in each fiscal year), the Borrower's monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis."

        2.4 Paragraph 9.3 of the Agreement is amended to read in its entirety as follows:

             "9.3 QUICK RATIO. To maintain on a consolidated basis as of the end of each monthly accounting period a ratio of quick assets to current liabilities of at least 1.40:1.0.

                   'Quick assets' means unencumbered cash, unencumbered short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. 'Current liabilities' shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above. The sum of unencumbered cash and unencumbered short-term cash investments must at all times equal at least Seven Million Dollars ($7,000,000)."

        2.5 Paragraph 9.4 of the Agreement is amended to read in its entirety as follows:

             "9.4 NET WORTH. To maintain on a consolidated basis as of the end of each monthly accounting period net worth equal to at least the sum of the following:

             (a)   Fifty Two Million Dollars ($52,000,000); plus

             (b) the net proceeds from any equity securities issued after February 29, 2000.

                   'Net worth' means the gross book value of the Borrower's assets less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets."

        2.6 Paragraphs 9.5 and 9.6 of the Agreement are deleted in their entirety.

        2.7 Paragraph 9.7 of the Agreement is amended to read in its entirety as follows:

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             "9.7  LIMITATIONS ON LOSSES. Not to incur on a consolidated basis a net loss after taxes in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the fiscal quarter ending May 31, 2000. Commencing with the quarterly accounting period ending August 31, 2000, and thereafter, the Borrower agrees not to incur on a consolidated basis a net loss before taxes and extraordinary items in any two
                   (2) consecutive quarterly accounting periods. The Bank and the Borrower acknowledge and agree that the calculation of compliance with this covenant as of the last day of the fiscal quarter ending August 31, 2000, shall include the results of the fiscal quarter ending May 31, 2000."

        2.8  Paragraph 9.8(g) of the Agreement is deleted in its entirety.

        2.9 Paragraph 9.10 of the Agreement is amended to read in its entirety as follows:

             "9.10 CAPITAL EXPENDITURES. Not to spend (including the amount of any capital leases) more than (i) Seven Hundred Fifty Thousand Dollars ($750,000) in any single fiscal quarter or (ii) Two Million Dollars ($2,000,000) in any single fiscal year to acquire fixed or capital assets."

        2.10 The introductory paragraph of Article 11 of the Agreement is amended to read in its entirety as follows:

                   "If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled 'Bankruptcy,' below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately."

    3. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

    4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

    5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

    This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA, N.A.                         Tab Products Co.

X /s/ Lebbeus S. Case                          X /s/ David J. Davis
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By: Lebbeus S. Case, Jr., Vice President      By: David J. Davis, SVP,
                                                  Operations and Chief
                                                  Financial Officer

                                               X /s/ Robert S. Sexton
                                                -------------------------------
                                              By: Robert S. Sexton
                                                  Treasurer & Secretary
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